Exhibit 4.2
LB I Group, Inc.
399 Park Avenue, 9th Floor
New York, NY 10022
May 17, 2007
Ford Motor Company
Office of the Secretary
One American Road
11th Floor World Headquarters
Dearborn, Michigan 48126
Attention: Peter Sherry
Visteon Corporation
One Village Center Drive
Van Buren Township, Michigan 48111
Attention: Brian Casey
Ladies and Gentlemen:
          Reference is made to (i) the Stockholder Agreement, dated as of October 1, 2005 (the “Stockholder Agreement”), between Visteon Corporation (“Visteon”) and Ford Motor Company (“Ford”), (ii) the Warrant issued by Visteon to Ford dated as of October 1, 2005 (the “Warrant”) and (iii) the Warrant Purchase Agreement dated as of May 17, 2007 (the “Purchase Agreement”), by and among LB I Group, Inc. (“Purchaser”), and Ford. Capitalized terms used herein and not otherwise defined in this letter agreement (the “Agreement”) shall have the meanings ascribed to them in the Stockholder Agreement.
          Visteon hereby consents to the transfer and assignment by Ford of the Warrant in whole, but not in part, to Purchaser and waives any and all restrictions on such transfer and assignment set forth in Section 6.01 of the Stockholder Agreement. Further, pursuant to the requirement in clause (B) of the penultimate sentence of Section 6.01 of the Stockholder Agreement, this Agreement confirms that in connection with the sale of the Warrant by Ford to Purchaser pursuant to the Purchase Agreement, Purchaser agrees that it shall be bound by all of the terms of the Stockholder Agreement as a Holder upon the closing of such sale, which sale is being consummated simultaneously with the execution of this Agreement. In consideration therefor, Purchaser agrees to exchange the Warrant for a new warrant in the form attached hereto as Exhibit A (the “LB Warrant”) and Visteon agrees to execute and deliver the LB Warrant to Purchaser as soon as practical after the execution of this Agreement and the Purchase Agreement and the consummation of the transactions set forth herein and therein. Visteon acknowledges and agrees that, in accordance with Section 6.01 of the Stockholder Agreement, this Agreement shall serve as written notification from Ford of the transfer of the entire warrant to Purchaser and that, notwithstanding anything to the contrary set forth in the Stockholder Agreement, Purchaser is a Permitted Transferee for purposes of the Stockholder Agreement. Ford and Visteon also agree that, upon execution of this Agreement, neither Ford nor any of its Affiliates will have any registration rights described in Article 2 of the Stockholder Agreement and neither Ford nor its Affiliates will be subject to the provisions of Article 3 of the Stockholder Agreement. In addition, Ford and Visteon agree that, except as expressly set forth in this Agreement, no other provision of the Stockholder Agreement shall be affected by this Agreement and all other provisions of the Stockholder Agreement shall remain in full force and effect.
          Notwithstanding anything to the contrary herein, Purchaser agrees with Visteon on behalf of itself and its Affiliates that: (i) until the date that is the first anniversary of the date hereof, Purchaser and its Affiliates shall not, directly or indirectly, engage in any Hedging Transaction with respect to the shares of common stock, par value $1.00 per share, of Visteon (the “Common Stock”) underlying the Warrant (the “Warrant Shares”); (ii) between the date that is the first anniversary of the date hereof and the date that is the second anniversary of the date hereof, Purchaser and its Affiliates shall not, directly or indirectly, engage in any one or more Hedging Transactions during such one year period with respect to more than an aggregate of 12,500,000 of the shares of Common Stock underlying the Warrant (as adjusted for stock splits, combinations, recapitalizations and the like) and, in connection with such Hedging Transactions, the volume of trading in the Common Stock involved in such transactions during any week within such one year period shall not exceed 25% of the average weekly trading volume of the Common Stock overall for the prior four week period; and (iii) after the second anniversary of the date hereof, neither Purchaser nor its Affiliates will be restricted from engaging in any Hedging Transaction; provided, however, that in connection with any Hedging Transaction effected after the second anniversary of the date hereof, the volume of trading in the Common Stock involved in such transactions during any week shall not exceed 25% of the average weekly trading volume of the Common Stock overall for the prior four week period. Notwithstanding the foregoing, nothing in this Agreement or in the Stockholder Agreement shall prohibit or otherwise inhibit Purchaser or its Affiliates from (i) acting as market makers with respect to any securities of Visteon, (ii) engaging in ordinary course brokerage or trading transactions with respect to Visteon securities on their behalf or on behalf of their customers and (iii) engaging in any transactions in connection with long or short positions in Visteon securities, not including the Warrant and the Warrant Shares, currently held by Purchaser and its Affiliates. For purposes of this Agreement, the term “Hedging Transaction” shall mean, with respect to the Warrant and the Warrant Shares, a short sale with respect to the Warrant or the Warrant Shares, entering into or acquiring an offsetting derivative contract with respect to the Warrant or the Warrant Shares, entering into or acquiring a futures or forward contract to deliver the Warrant or the Warrant Shares or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership of the Warrant or the Warrant Shares. Purchaser shall, and shall cause its Affiliates to, implement appropriate procedures with respect to their compliance with the matters set forth in this paragraph.
          In addition, Visteon hereby acknowledges, confirms and agrees that upon the execution of this Agreement, Purchaser, and any subsequent Holder that is a Permitted Transferee under the Stockholder Agreement and that complies with the terms of the Stockholder Agreement, shall remain entitled to all of the rights of the Holders relating to demand registrations as set forth in Article 2 of the Stockholder Agreement, as amended by the following paragraphs, including, but not limited to, the right to exercise such demand rights on up to three occasions at any time.
          Visteon, Purchaser and Ford agree that, upon consummation of the sale of the Warrant contemplated herein and in the Purchase Agreement, Section 2.01(a) of the Stockholder Agreement is hereby amended and restated as follows:

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          “Section 2.01. Shelf Registration. (a) Provided that the Company is eligible to file a registration statement on Form S-3, it shall, not later than March 18, 2009 or, if later, as soon as is reasonably practicable after it becomes eligible to file a registration statement on Form S-3, cause to be filed a Shelf Registration Statement, and shall use its reasonable best efforts to have such Shelf Registration Statement declared effective by the SEC prior to May 17, 2009 or as soon as is reasonably practicable after it becomes eligible to use Form S-3.”
          Visteon, Purchaser and Ford further agree that the reference to “the first anniversary of the Closing” in the first sentence of Section 2.02(a) of the Stockholder Agreement is hereby changed to be a reference to “the earlier of March 18, 2009 and a Change Of Control (as defined in the Warrant).”
          Visteon represents and warrants to Purchaser as of the date hereof that:
          (a) Visteon is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as now conducted. Visteon is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the business, properties, financial position or results of operations of Visteon and its subsidiaries considered as a whole (a “Material Adverse Effect”).
          (b) The execution, delivery and performance by Visteon of this Agreement and the LB Warrant and the consummation of the transactions contemplated hereby and thereby are within Visteon’s corporate powers and have been duly authorized by all necessary corporate action on the part of Visteon. This Agreement and the LB Warrant constitute or will constitute when executed (assuming the due authorization, execution and delivery by the other parties thereto) a valid and binding agreement of Visteon enforceable against Visteon in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
          (c) The execution, delivery and performance by Visteon of this Agreement and the LB Warrant and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any court, administrative agency or commission or other federal, state, local, foreign or supranational governmental or regulatory authority, agency, body, instrumentality or official, other than the filing of a current report on Form 8-K with the Securities and Exchange Commission.
          (d) The execution, delivery and performance by Visteon of this Agreement and the LB Warrant and the consummation of the transactions contemplated hereby and thereby do not and will not violate its certificate of incorporation or bylaws or other organizational documents.

          Please confirm receipt of this letter by signing a copy where indicated below and returning it to our attention. This letter may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this notice by signing and delivering one or more counterparts.

Very truly yours, LB I GROUP, INC.
By:	/s/ Eric C. Salzman
	Name:	Eric C. Salzman
	Title:	Managing Director

ACKNOWLEDGED BY:

FORD MOTOR COMPANY

By:	/s/ Neil M. Schloss

Name: Neil M. Schloss
Title: Vice President and Treasurer

VISTEON CORPORATION

By:	/s/ William G. Quigley III

Name: William G. Quigley III
Title: SVP & CFO

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